SUBSIDIARIES OF THE REGISTRANT
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         Subsidiary*                                State of Incorporation

PlayNet Studios, Inc.
(formerly Borta, Inc.)                                  Delaware

PlayNet Productions, Inc.
(formerly Aristo Games, Inc.)                           Delaware

PlayNet, Inc.                                           Delaware













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* All subsidiaries are direct wholly-owned subsidiaries.